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                               LORD, ABBETT & CO.
                           LORD ABBETT-SPONSORED FUNDS
                                       AND
                           LORD ABBETT DISTRIBUTOR LLC

                                 CODE OF ETHICS


I.          STATEMENT OF GENERAL PRINCIPLES

            The personal investment activities of any officer, director, trustee or employee of the Lord Abbett-sponsored Funds (the Funds) or any partner or employee of Lord, Abbett & Co. (Lord Abbett) will be governed by the following general principles: (1) Covered Persons have a duty at all times to place first the interests of Fund shareholders and, in the case of employees and partners of Lord Abbett, beneficiaries of managed accounts; (2) all securities transactions by Covered Persons shall be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) Covered Persons should not take inappropriate advantage of their positions with Lord Abbett or the Funds.

II.         SPECIFIC PROHIBITIONS

            No person covered by this Code, shall purchase or sell a security, except an Excepted Security, if there has been a determination to purchase or sell such security for a Fund (or, in the case of any employee or partner of Lord, Abbett, for another client of Lord Abbett), or if such a purchase or sale is under consideration for a Fund (or, in the case of an employee or partner of Lord Abbett, for another client of Lord Abbett), nor may such person have any dealings in a security that he may not purchase or sell for any other account in which he has Beneficial Ownership, or disclose the information to anyone, until such purchase, sale or contemplated action has either been completed or abandoned.

III.        OBTAINING ADVANCE APPROVAL

            Except as provided in Sections V and VI of this Code, all proposed transactions in securities (privately or publicly owned) by Covered Persons, except transactions in Excepted Securities and Excepted Transactions, should be approved consistent with the provisions of this Code. In order to obtain approval, the Covered Person must send their request to the Legal Department (see Appendix I for details on the approval process). After approval has been obtained, the Covered Person may act on it within the next seven business days1, unless he sooner learns of a contemplated action by Lord Abbett. After the seven business days, or upon hearing of such contemplated action, a new approval must be obtained.

            Furthermore, in addition to the above requirements, partners and employees directly involved must disclose information they may have concerning securities they may want to purchase or


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            sell to any portfolio manager who might be interested in
            the securities for the portfolios they manage.

IV.         REPORTING AND CERTIFICATION REQUIREMENTS; BROKERAGE CONFIRMATIONS

            (1) Except as provided in Sections V and VI of this Code, within 10 days following the end of each calendar quarter each Covered Person must file a signed Security Transaction Reporting Form. The form must be signed and filed whether or not any security transaction has been effected. If any transaction has been effected during the quarter for the Covered Person's account or for any account in which he has a direct or indirect Beneficial Ownership, it must be reported. Excepted from this reporting requirement are transactions effected in any accounts over which the Covered Person has no direct or indirect influence or control and transactions in Excepted Securities. Securities acquired in an Excepted Transaction should be reported. The Legal Department is responsible for reviewing these transactions and must bring any apparent violation to the attention of the General Counsel of Lord Abbett.

            (2) Each employee and partner of Lord Abbett will upon commencement of employment (within 5 business days) and annually thereafter disclose all personal securities holdings and annually certify that: (i) they have read and understand this Code and recognize they are subject hereto; and (ii) they have complied with the requirements of this Code and disclosed or reported all securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

            (3) Each employee and partner of Lord Abbett will direct his brokerage firm to send copies of all confirmations and all monthly statements directly to the Legal Department.

            (4) Each employee and partner of Lord Abbett who has a Fully-Discretionary Account (as defined in Section VI) shall disclose all pertinent facts regarding such Account to Lord Abbett's General Counsel upon commencement of employment. Each such employee or partner shall thereafter annually certify on the prescribed form that he or she has not and will not exercise any direct or indirect influence or control over such Account, and has not discussed any potential investment decisions with such independent fiduciary in advance of any such transactions.

V.          SPECIAL PROVISIONS APPLICABLE TO OUTSIDE DIRECTORS AND TRUSTEES OF
            THE FUNDS

            The primary function of the Outside Directors and Trustees of the Funds is to set policy and monitor the management performance of the Funds' officers and employees and the partners and employees of Lord Abbett involved in the management of the Funds. Although they receive complete information as to actual portfolio transactions, Outside Directors and Trustees are not given advance information as to the Funds' contemplated investment transactions.

            An Outside Director or Trustee wishing to purchase or sell any security will therefore generally not be required to obtain advance approval of his security transactions. If, however, during discussions at Board meetings or otherwise an Outside Director or Trustee should learn in

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            advance of the Funds' current or contemplated investment
            transactions, then advance approval of transactions in the securities of such company(ies) shall be required for a period of 30 days from the date of such Board meeting. In addition, an Outside Director or Trustee can voluntarily obtain advance approval of any security transaction or transactions at any time.

            No report described in Section IV (1) will be required of an Outside Director or Trustee unless he knew, or in the ordinary course of fulfilling his official duties as a director or trustee should have known, at the time of his transaction, that during the 15-day period immediately before or after the date of the transaction (i.e., a total of 30 days) by the Outside Director or Trustee such security was or was to be purchased or sold by any of the Funds or such a purchase or sale was or was to be considered by a Fund. If he makes any transaction requiring such a report, he must report all securities transactions effected during the quarter for his account or for any account in which he has a direct or indirect Beneficial Ownership interest and over which he has any direct or indirect influence or control. Each Outside Director and Trustee will direct his brokerage firm to send copies of all confirmations of securities transactions to the Legal Department, and annually make the certification required under Section IV(2)(i) and (ii). Outside Directors' and Trustees' transactions in Excepted Securities are excepted from the provisions of this Code.

            It shall be prohibited for an Outside Director or Trustee to (i) trade on material non-public information, or (ii) trade in options with respect to securities covered by this Code without advance approval from Lord Abbett. Prior to accepting an appointment as a director of any public company, an Outside Director or Trustee will advise Lord Abbett and discuss with Lord Abbett's Managing Partner whether accepting such appointment creates any conflict of interest or other issues.

            If an Outside Director or Trustee, who is a director or an employee of, or consultant to, a company, receives a grant of options to purchase securities in that company (or an affiliate), neither the receipt of such options, nor the exercise of those options and the receipt of the underlying security, requires advance approval from Lord Abbett. Further, neither the receipt nor the exercise of such options and receipt of the underlying security is reportable by such Outside Director or Trustee. Finally, neither the receipt nor the exercise of such options shall be considered "trading in options" within the meaning of the preceding paragraph of this Section V.


VI.         ADDITIONAL REQUIREMENTS RELATING TO PARTNERS AND EMPLOYEES OF LORD
            ABBETT

            It shall be prohibited for any partner or employee of Lord Abbett:

            (1) To obtain or accept favors or preferential treatment of any kind or gift or other thing having a value of more than $100 from any person or entity that does business with or on behalf of the investment company

            (2) to trade on material non-public information or otherwise fail to comply with the Firm's Statement of Policy and Procedures on Receipt and Use of Inside Information adopted

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                        pursuant to Section 15(f) of the Securities Exchange
                        Act of 1934 and Section 204A of the Investment Advisers Act of 1940;

            (3) to trade in options with respect to securities covered under this Code;

            (4) to profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days (any profits realized on such short-term trades shall be disgorged to the appropriate Fund or as otherwise determined);

            (5) to trade in futures or options on commodities, currencies or other financial instruments, although the Firm reserves the right to make rare exceptions in unusual circumstances which have been approved by the Firm in advance;

            (6) to engage in short sales or purchase securities on margin;

            (7) to buy or sell any security within seven business days before or after any Fund (or other Lord Abbett client) trades in that security (any profits realized on trades within the proscribed periods shall be disgorged to the Fund (or the other client) or as otherwise determined);

            (8) to subscribe to new or secondary public offerings, even though the offering is not one in which the Funds or Lord Abbett's advisory accounts are interested;

            (9) to become a director of any company without the Firm's prior consent and implementation of appropriate safeguards against conflicts of interest.

            In connection with any request for approval, pursuant to Section III of this Code, of an acquisition by partners or employees of Lord Abbett of any securities in a private placement, prior approval will take into account, among other factors, whether the investment opportunity should be reserved for any of the Funds and their shareholders (or other clients of Lord Abbett) and whether the opportunity is being offered to the individual by virtue of the individual's position with Lord Abbett or the Funds. An individual's investment in privately-placed securities will be disclosed to the Managing Partner of Lord Abbett if such individual is involved in consideration of an investment by a Fund (or other client) in the issuer of such securities. In such circumstances, the Fund's (or other client's) decision to purchase securities of the issuer will be subject to independent review by personnel with no personal interest in the issuer.

            If a spouse of a partner or employee of Lord Abbett who is a director or an employee of, or a consultant to, a company, receives a grant of options to purchase securities in that company (or an affiliate), neither the receipt nor the exercise of those options requires advance approval from Lord Abbett or reporting. Any subsequent sale of the security acquired by the option exercise by that spouse would require advance approval and is a reportable transaction.

            Advance approval is not required for transactions in any account of a Covered person if the Covered Person has no direct or indirect influence or control ( a "Fully-Discretionary

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            Account"). A Covered person will be deemed to have "no direct or indirect influence or control" over an account only if : (i) investment discretion for the account has been delegated to an independent fiduciary and such investment discretion is not shared with the employee, (ii) the Covered Person certifies in writing that he or she has not and will not discuss any potential investment decisions with such independent fiduciary before any transaction and (iii) the General Counsel of Lord Abbett has determined that the account satisfies these requirements. Transaction in Fully-Discretionary Accounts by an employee or partner of Lord Abbett are subject to the post-trade reporting requirements of this Code.

VII.        ENFORCEMENT

            The Secretary of the Funds and General Counsel for Lord Abbett (who may be the same person) each is charged with the responsibility of enforcing this Code, and may appoint one or more employees to aid him in carrying out his enforcement responsibilities. The Secretary shall implement a procedure to monitor compliance with this Code through an ongoing review of personal trading records provided under this Code against transactions in the Funds and managed portfolios. The Secretary shall bring to the attention of the Funds' Audit Committees any apparent violations of this Code, and the Audit Committees shall determine what action shall be taken as a result of such violation. The record of any violation of this Code and any action taken as a result thereof, which may include suspension or removal of the violator from his position, shall be made a part of the permanent records of the Audit Committees of the Funds. The Secretary shall also prepare an ANNUAL ISSUES AND CERTIFICATION REPORT to the directors or trustees of the Funds that (A) summarizes Lord Abbett's procedures concerning personal investing, including the procedures followed by partners in determining whether to give approvals under Section III and the procedures followed by the Legal Department in determining pursuant to Section IV whether any Funds have determined to purchase or sell a security or are considering such a purchase or sale, and any changes in those procedures during the past year, and certifies to the directors or trustees that the procedures are reasonably necessary to prevent violations, and (B) identifies any recommended changes in the restrictions imposed by this Code or in such procedures with respect to the Code and any changes to the Code based upon experience with the Code, evolving industry practices or developments in the regulatory environment, and (c) summarizes any apparent violations of this Code over the past year and any sanctions imposed in response to those violations including any action taken by the Audit Committee of each of the Funds.

            The Audit Committee of each of the Funds and the General Counsel of Lord Abbett may determine in particular cases that a proposed transaction or proposed series of transactions does not conflict with the policy of this Code and exempt such transaction or series of transactions from one or more provisions of this Code.

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VIII.       DEFINITIONS

            "Covered Person" means any officer, director, trustee, director or trustee emeritus or employee of any of the Funds and any partner or employee of Lord Abbett. (See also definition of "Beneficial Ownership.")

            "Excepted Securities" are shares of the Funds, bankers' acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies and U.S. Government and Agency securities. Please note that shares of closed-end investment companies and/or exchange traded unit-investment trusts ("UITs") are treated as common stock under the Code.

            "Excepted Transactions" means securities acquired through tender offers or spin-offs; securities received due to a merger or acquisition; the sale of 300 shares or less of a S&P 500 stock; and any securities purchased through Dividend Reinvestment Programs (DRIPs) and/or Employee Stock Ownership Plans (ESOPs). Please note that any sales made from DRIPs and/or ESOPs require pre-approval as described in Section III of this Code (2).

            "Outside Directors and Trustees" are directors and trustees who are not "interested persons" as defined in the Investment Company Act of 1940. "Security" means any stock, bond, debenture or in general any instrument commonly known as a security and includes a warrant or right to subscribe to or purchase any of the foregoing and also includes the writing of an option on any of the foregoing.

            "Beneficial Ownership" is interpreted in the same manner as it would be under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 thereunder. Accordingly, "beneficial owner" includes any Covered Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (i.e. the ability to share in profits derived from such security) in any equity security, including:

                         (i) securities held  by a person's immediate family
                             sharing the same house (with certain exceptions);

                        (ii) a general partner's interest in portfolio
                             securities held by a general or limited
                             partnership;

                       (iii) a person's  interest in  securities  held in trust
                             as trustee, beneficiary or settlor, as provided in Rule 16a-8(b); and

                        (iv) a person's right to acquire securities through
                             options, rights or other derivative securities.

--------
(2)All Excepted Transactions are subject to the reporting requirements of
Section IV and VI. However, with respect to DRIPs and ESOPs only the initial purchase must be reported on the quarterly transaction forms and the present balance updated annually on the Annual Holdings Report.

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"Gender/Number" whenever the masculine gender is used herein, it includes the feminine gender as well, and the singular includes the plural and the plural includes the singular, unless in each case the context clearly indicates otherwise.

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